================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            COMAIR HOLDINGS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                              COMAIR HOLDINGS, INC.
                                 P.O. Box 75021
                             Cincinnati, Ohio 45275
                                  606/767-2550

                                                  July 3, 1997

Dear Shareholder:

         The Annual Meeting of Shareholders will be held at 10:00 a.m., Eastern Daylight Time, on Tuesday, August 12, 1997 at the Radisson Inn, Cincinnati/Northern Kentucky International Airport, Hebron, Kentucky 41048. The formal Notice of Annual Meeting of Shareholders and Proxy Statement are attached. I hope that you will be able to attend and participate in the meeting, at which time I will have the opportunity to review the business and operations of Comair Holdings, Inc. Company officers and directors will also be available to discuss our business with you.

         The matters to be acted upon by our shareholders are set forth in the Notice of Annual Meeting of Shareholders. It is important that your shares be represented and voted at the meeting. Accordingly, after reading the attached Proxy Statement, please sign, date and return the enclosed proxy card. Your vote is important regardless of the number of shares you own.

                                                  Sincerely yours,

                                                  David R. Mueller
                                                  Chairman of the Board
                                                  Chief Executive Officer

                              Comair Holdings, Inc.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 August 12, 1997

                                                       July 3, 1997

To The Shareholders:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Comair Holdings, Inc., a Kentucky corporation, will be held at the Radisson Inn, Cincinnati/Northern Kentucky International Airport, Hebron, Kentucky 41048 on August 12, 1997 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

     (1)  To elect three Class B directors to serve for a term of three years.

     (2)  To approve amendments to the 1990 Stock Option Plan.

     (3) To ratify the selection of Arthur Andersen LLP as independent public accountants for fiscal year 1998.

     (4) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

                                            By Order of the Board of Directors

                                            David R. Mueller
                                            Chairman of the Board
                                            Chief Executive Officer

PLEASE FILL IN, DATE, AND SIGN THE ENCLOSED PROXY BALLOT CARD. RETURN IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

                              Comair Holdings, Inc.
                                 P.O. Box 75021
                             Cincinnati, Ohio 45275

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                 August 12, 1997

         The accompanying proxy is solicited by the Board of Directors of Comair Holdings, Inc. (the "Company") to be voted at the Annual Meeting of Shareholders to be held August 12, 1997, and any adjournment or adjournments thereof. The Company will pay the cost of soliciting proxies. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted as recommended by the Board of Directors. Any shareholder given a proxy has the power to revoke it prior to its exercise by notice of revocation to the Company in writing, by voting in person at the Annual Meeting, or by execution of a proxy bearing a later date.

         Except in the election of directors, the vote required on all matters to be voted upon is a majority of shares actually voted. Therefore, abstentions and broker non-votes will have no effect. In voting to elect directors, shareholders are entitled to cumulate their votes.

         The shares entitled to vote at the meeting consist of shares of Common Stock of the Company. Each share entitles the holder of record to one vote. The record date for determining the shares entitled to vote at the meeting is June 25, 1997. As of May 21, 1997, there were 44,532,815 outstanding shares of Common Stock. This Proxy Statement and the accompanying form of proxy are first being sent to the shareholders on or about July 3, 1997.

                              ELECTION OF DIRECTORS

Nominees and Directors
----------------------

         At the Annual Meeting, unless a contrary direction is indicated, a properly executed proxy card will be voted for the election of nominees named below as directors of the Company for terms continuing until the Annual Meeting of Shareholders in 2000, or until their successors have been elected. If any of the nominees are unable or unwilling to serve as a director, the proxies will be voted for the election of such person as shall be designated by the persons named in the proxy. The Company has no reason to believe that any nominee to the Board of Directors will be unable to serve as a director if elected.

         In voting to elect directors, shareholders are entitled to cumulate their votes. Shareholders are entitled to cast the number of votes equal to the number of directors to be elected multiplied by the number of shares held and to distribute such votes among as many candidates as the shareholder sees fit. The proxy being solicited by the Board of Directors includes the right to vote cumulatively on the election of directors. Any shareholder invoking cumulative voting must be present in person or represented by a proxy other than the proxy being solicited by the Board of Directors.

         The three nominees receiving the highest number of votes cast for the positions to be filled will be elected.

         Set forth below is certain information about the Company's nominees to the Board of Directors, the directors whose term of office continues and executive officers who are not directors.

                                                                        Amount and Nature of
                                                                       Beneficial Ownership as of
                                                                            May 21, 1997 (a)
                                                                            ----------------

                                                                         Shares of Common Stock
                                                                         ----------------------
Name, Position with the Company                                      Term            Number   Percent
or Principal Occupation, and Age                                    Expires         of Shares of Class
--------------------------------                                    -------         ------------------
                                    Nominees For Election
David R. Mueller (b)                                                 1997            613,294   1.0%
Chairman of the Board
Chief Executive Officer
Comair Holdings, Inc., 44

David A. Siebenburgen (c)                                            1997            176,513     *
President
Chief Operating Officer
Comair Holdings, Inc., 49

Raymond A. Mueller (d)                                               1997            163,540     *
Retired Chairman of the Board
Comair Holdings, Inc., 75


                                                                        Amount and Nature of
                                                                       Beneficial Ownership as of
                                                                            May 21, 1997 (a)
                                                                            ----------------

                                                                         Shares of Common Stock
                                                                         ----------------------
Name, Position with the Company                                      Term            Number   Percent
or Principal Occupation, and Age                                    Expires         of Shares of Class
--------------------------------                                    -------         ------------------

                                   Directors Whose Term of Office Continues

Robert H. Castellini (e)                                             1998            398,674     *
Chairman and Chief Executive Officer
Castellini Company, 55

Christopher J. Murphy III (f)                                        1998             32,807     *
President and Chief Executive Officer
1st Source Corporation
1st Source Bank, 51

Gerald L. Wolken (g)                                                 1998             20,757     *
Managing Partner
MLE Enterprises Inc., 61

Peter H. Forster (f)                                                 1999             30,377     *
Chairman of the Board
DPL Inc., 55

John A. Haas (f)                                                     1999             28,690     *
Retired President and Chief Executive Officer
Ball Glass Container Corporation, 60



                                                                        Amount and Nature of
                                                                     Beneficial Ownership as of
                                                                          May 21, 1997 (a)
                                                                          ----------------
                                                                       Shares of Common Stock
                                                                       ----------------------
Name, Age and                                                      Number                Percent
Position with the Company                                         of Shares              of Class
-------------------------                                         ---------              --------
                                  Executive Officers Who Are Not Directors

K. Michael Stuart, 45 (h)                                           93,360                  *
Sr. Vice President
Aircraft Operations, COMAIR, Inc.

Charles E. Curran, 50 (i)                                           49,533                  *
Sr. Vice President
Marketing, COMAIR, Inc.

Randy D. Rademacher, 40 (j)                                         54,616                  *
Sr. Vice President Finance
Chief Financial Officer
Comair Holdings, Inc.

   All directors and executive officers, including               1,662,161                2.7%
     nominees as a group (11 persons) (k)
*   Less than 1%

(a) Unless otherwise indicated, each named person has voting and investment power over the listed shares and such powers are exercised solely by the named person or shared with a spouse.

(b) Includes options for 171,758 shares exercisable within 60 days of May 21, 1997, 69 shares held in a Company 401(k) program and 57,268 shares owned by his children.

(c) Includes options for 74,890 shares exercisable within 60 days of May 21, 1997, and 7,332 shares held in a Company 401(k) program.

(d) Does not include 613,294 shares held by David R. Mueller and his children or shares held by Raymond A. Mueller's other emancipated children and grandchildren as to which he disclaims beneficial ownership, but does include 47,132 shares owned by his wife and options for 25,315 shares exercisable within 60 days of May 21, 1997.

(e) Includes 171,687 shares owned by a partnership controlled by Mr. Castellini's wife in a fiduciary capacity, 16,875 shares which are a part of a corporate profit sharing plan of which Mr. Castellini is a participant, 1,260 shares which are held in IRA accounts for Mr. Castellini and his wife, 101,250 shares which are held in a trust for the benefit of his children, 34,725 shares in a charitable foundation for which he has retained power to vote and dispose of the shares, plus options for 25,315 shares exercisable within 60 days of May 21, 1997.

(f) Includes options of 25,315 shares exercisable within 60 days of May 21, 1997.

(g) Includes options of 20,252 shares exercisable within 60 days of May 21, 1997.

(h) Includes options of 31,172 shares exercisable within 60 days of May 21, 1997, 30,040 shares owned by Mr. Stuart's wife, and 6,842 shares held in a Company 401(k) program. Mr. Stuart has held his current position since 1986.

(i) Includes options of 11,720 shares exercisable within 60 days of May 21, 1997. Mr. Curran has held his current position since 1985.

(j) Includes options of 41,653 shares exercisable within 60 days of May 21, 1997, and 2,838 shares held in a Company 401(k) program. Mr. Rademacher was named Sr. Vice President Finance in 1993. He previously held the title of Vice President of Finance and Chief Financial Officer since 1990.

(k) Includes options for 478,020 shares which are exercisable within 60 days of May 21, 1997.


         Maurice W. Worth, a director whose term would have expired in 1999, resigned as a director due to additional responsibilities with his employer, Delta Air Lines, Inc. The Board has not determined a replacement for Mr. Worth. Delta Air Lines, Inc. has the right under a 1986 agreement with Comair to designate a nominee for election to the Company's Board of Directors to replace Mr. Worth but has not yet exercised that right.

Business Experience
-------------------

                              Nominees for Election

         David R. Mueller is a founder of the Company and has served as a director since its inception. He served as Chief Operating Officer from its inception until May 1986. Mr. Mueller was President from May 1981 until October 1990. He has served as Chief Executive Officer since September 1983. He was elected Chairman of the Board and has held that position since June 1990.

         David A. Siebenburgen served as Executive Vice President and Chief Operating Officer of the Company from May 1986 to October 1990. Mr. Siebenburgen was named President in October 1990 and has been a director of the Company since 1988.

         Raymond A. Mueller is a founder of the Company and served as Chairman of the Board until his retirement in June 1990. Mr. Mueller has served as a director since the Company's inception. He was President from its inception through May 1981 when he was named Chairman of the Board and Chief Executive Officer, and served as Chief Executive Officer until September 1983 and Chairman of the Board until June 1990.

                    Directors Whose Term of Office Continues

         Robert H. Castellini, Chairman and Chief Executive Officer of Castellini Company, a Cincinnati, Ohio-based food distribution, food processing and transportation services company, has been with Castellini Company for more than five years. He is the Chairman of the Riverfront Development Company, which is in the process of developing a portion of the Cincinnati riverfront. Mr. Castellini has served as a director of the Company since 1989. Mr. Castellini is also on the Board of Directors of PNC Bank, Ohio, N.A., and numerous privately-held Cincinnati corporations and foundations.

         Christopher J. Murphy III has been President, Chief Executive Officer and director of 1st Source Corporation and its subsidiary 1st Source Bank, a South Bend, Indiana-based financial institution, for more than five years. Mr. Murphy has served as a director of the Company since 1989. Mr. Murphy is also a director of Quality Dining, Inc., Titan Holdings, Inc., and several privately-held corporations.

         Gerald L. Wolken has been Managing Partner of MLE Enterprises Inc., a management consulting firm located in Ft. Myers, Florida since 1990. Mr. Wolken has served as a director of the Company since 1989.

         Peter H. Forster was elected as a director of the Company in 1988. Mr. Forster has been affiliated with the Dayton Power and Light Company, an electric and natural gas utility company headquartered in Dayton, Ohio, in various capacities since 1973. Mr. Forster served as Chief Executive Officer of DPL Inc. from April 1984 until December 1996. He has served as Chairman of the Board since April 1988. Mr. Forster is also a director of Banc One Corp. and Amcast Industrial Corp.

         John A. Haas was Group Vice President Ball Corporation, from 1993 through 1995. Previously he was President and Chief Executive officer, Ball Glass Container Corporation, since 1994 and President, Ball Metal Container and Specialty Products Group, a manufacturer of metal and glass packaging products, and Chairman of the Board, President and Chief Executive Officer since 1988 of Heekin Can, Inc., a Cincinnati, Ohio-based manufacturer, which was acquired by Ball Corporation. Mr. Haas has served as a director of the Company since 1990.

         Raymond A. Mueller and David R. Mueller are father and son. None of the other directors or executive officers are related. All the Company's executive officers devote substantially all their time to the Company.

Information Concerning the Board of Directors
---------------------------------------------

         The Board of Directors met on six occasions and took one action in writing in fiscal 1997. The Executive Committee, whose members are Messrs. Raymond Mueller (Chairman) and David Mueller, is authorized to perform substantially all of the functions of the Board of Directors between meetings of the Board. It had no meetings in fiscal 1997 but took action nine times in writing.

         The Audit Committee recommends the employment of independent auditors, monitors relationships between the Company's personnel and the auditors, reviews the quality of internal controls, reviews the scope of the independent auditor's work and performs other functions assigned to it by the Board of Directors. The Audit Committee met two times in fiscal 1997. The members are Messrs. Christopher Murphy (Chairman), Gerald Wolken and Raymond Mueller.

         The Compensation Committee administers the Company's Stock Option Plans and sets compensation levels for all executives. This Committee had three meetings in fiscal 1997 and took one action in writing. The members are Messrs. Peter Forster (Chairman), Robert Castellini and John Haas.

         The Finance Committee reviews the investment, dividend and overall capital structure policies of the Company. This Committee had two meetings and took one action in writing in fiscal 1997. The members are Messrs.
David Mueller (Chairman), David Siebenburgen and Christopher Murphy.

         The Board of Directors has elected not to appoint a Nominating
Committee.

Compensation of Directors
-------------------------

         Comair's outside directors receive $18,000 per year, as well as $1,500 per year for each committee of which they are a member. Committee Chairmen receive an additional $1,500 annually.

         In 1992 the Company established a stock option plan for non-employee directors with 354,375 shares of common stock reserved for issuance. Each year each non-employee director of the Company, on the tenth business day following the end of the Company's fiscal year, receives an option to purchase 5,063 shares of common stock at a purchase price equal to the last sale price on that day. These options become exercisable six months after the date of grant and expire ten years after the date of grant.

         The Company has a lifetime Consulting Agreement with Raymond A. Mueller which became effective upon his retirement from the Company in June 1990. Mr. Mueller's consulting compensation is $150,000 per year. Mr. Mueller also received transportation services and insurance amounting to $37,100 for fiscal 1997.

                          STOCK OPTION PLAN AMENDMENTS

         The Company's existing Stock Option Plan for employees was approved by shareholders in 1990. It provides for the granting of incentive and non-qualified options. When a non-qualified option is exercised, the holder recognizes ordinary income and the Company is entitled to a deduction for federal income tax purposes equal to the spread between the market price at the time of exercise and the exercise price.

         Recent changes to federal tax law deny a deduction for compensation in excess of $1 million dollars paid to the chief executive officer and the four highest paid officers of the Company. The exercise of non-qualified options in a particular year by one of these persons could, when added to his other compensation, cause the income to exceed $1 million dollars. There is an exception to this limitation for performance-based compensation. The 1990 Stock Option Plan meets these tests with certain exceptions which are allowed to exist until the date of the 1997 Annual Shareholders' Meeting.

         To preserve the deductibility of compensation in excess of $1 million that may be realized from the exercise of the non-qualified options under the 1990 Stock Option Plan, it is necessary that Shareholders amend the Plan.

         The proposed amendments narrow the range of persons who may serve as members of the Committee which grants and otherwise administers the Plan to outside directors as defined by the Internal Revenue Code. An outside director is a person who is not an officer or employee of the Company or one who performs significant services for the Company.

         The proposed amendments also limit the number of shares with respect to which options may be granted to any one person in each fiscal year to 200,000. Previously, the Plan had no limitations.

         The proposed amendments also require any further amendment that could cause the Plan to fail to meet the Internal Revenue tests for this deduction to be approved by shareholders, and limit the ability of the Directors to make amendments which could adversely affect incentive options.

         The text of these amendments is as follows:

         1.   Add to Section 3.1 the following as the penultimate sentence:
              Members of the Committee must qualify as non-employee directors as defined by Securities and Exchange Commission Rule 16b-3(b)(3)(i) and shall also be "outside directors" within the meaning of 162(m) of the Code.

         2.   Add a new Section 4.2 to read:

                            The maximum number of shares with respect to which options may be granted to any employee of the Company during each fiscal year is 200,000. If an option is canceled, it continues to be counted against the maximum number of shares for which options may be granted to an employee. If an option is repriced, the transaction is treated as a cancellation of the option and a grant of a new option.

              3.   Add the following subsections to Section 14.1:

                   C. Cause the Plan or any Option granted under the Plan to
                      fail to meet the conditions for exclusion of application of the $1 million deduction limitation imposed by Section 162(m) of the Code; or

                   D. Cause any Option granted as an Incentive Stock Option to fail to qualify as an "Incentive Stock Option" as defined by Section 422 of the Code.

                             EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation
-------------------------------------------------------

         Compensation for the Company's executive officers in the preceding fiscal year was established by the Compensation Committee of the Board of Directors. The Company's executive compensation programs have been designed to link the level of compensation paid to senior executives with the current and long-term level of Company performance and each executive's contribution to that performance. These programs place a significant portion of the executive's cash compensation at risk. As a result of the Company's overall compensation philosophy, approximately 20% to 50% of an executive's total annual cash compensation opportunity depends on the achievement of corporate and individual performance goals. The amount of compensation at risk increases with the executive's responsibilities. These programs are composed of three basic elements, each designed to reward different aspects of each executive's performance.

         (a) Base Salary

         Base salary levels and salary increases are determined by an evaluation of the Company's performance and each individual's performance and contribution. Furthermore, the Committee considers the recommendations of periodic reviews by independent consultants and compensation which could be attained for comparable positions elsewhere.

         (b) Annual Performance-Based Incentives

         Annual incentive opportunities establish an effective link between current compensation and current performance to ensure that executives focus on objectives that help to increase shareholder value. Performance is defined in terms of financial, operating and management development goals for which each executive is responsible, in addition to overall Company goals in these areas.

         All performance goals, which include pre-tax profits, quality of passenger service measurements, various unit revenue and cost objectives and operating goals such as flight completion and on-time percentage, are set by the Committee. These goals are set each year based on an operating plan the Committee believes to be challenging in the then current operating environment. The actual results must meet certain thresholds before any annual incentive awards are paid. In making its awards for fiscal 1997, the Committee determined which threshold levels had been met and then awarded specific bonuses based on its analysis of the achievement of performance goals as established by the Committee.

         (c) Long-Term Incentives

         The Company's officers, directors (other than members of the Committee) and employees are entitled to participate in its 1990 Stock Option Plan. The Option Plan is intended to provide a long-term incentive for future performance that aligns the officers' and employees' interests with the shareholders. The Committee evaluates the duties of officers, directors and employees and their present and potential contributions to the Company and such other factors as it deems relevant in determining key persons to whom options will be granted and the number of shares covered by such grants.

         Prior to fiscal 1996, the Chief Executive Officer and the Chief Operating Officer could earn additional cash bonuses based on certain financial results of the Company measured over a three-year period. Revenue, net income, earnings per share and return on equity were compared to previously determined targets set by the Committee. The bonus amount was calculated based on the achievement of these targets, subject to minimum thresholds, which must have been met before any amounts were paid. This cash compensation portion of the Company's long-term incentive program has been phased out, with the final award based on the three-year period ending in fiscal 1995.

         The Deferred Incentive Compensation Plan is a non-qualified plan that is intended to provide supplemental income for certain key employees of the Company selected by the Committee. Under the Plan, the Committee can allocate as deferred compensation a percentage of pre-tax profits for certain key employees of the Company. Contributions for fiscal 1997 to the accounts of the persons listed in the Summary Compensation Table below are included in the column headed "All Other Compensation."

         Executive officers may participate in the Comair Savings and Investment Plan, a 401(k) Plan, which is available to all Comair employees on the same basis. Contributions for fiscal 1997 to the accounts of the persons listed in the Summary Compensation Table below are included in the column headed "All Other Compensation."

         The Chief Executive Officer's salary was increased from $417,000 in fiscal 1996 to $450,000 in fiscal 1997 based on the criteria discussed in (a) above. After the end of fiscal 1997, the Committee, based on the achievement of certain financial and operating goals as described in (b) above, approved an annual performance-based incentive award for Mr. Mueller of $295,110.

         Federal Law provides that compensation in excess of $1,000,000 per year paid to the chief executive officer of a public company as well as the other executive officers listed in the compensation table will no longer be deductible unless the compensation is "performance-based" and the material terms of the compensation and the performance base are approved by shareholders. This law was not applicable to fiscal 1997 compensation, as the compensation levels did not exceed the $1,000,000 level. The Committee may, in designing compensation packages in future years, take actions designed to preserve the deductibility of such compensation so long as such actions do not interfere with the provision of proper compensation and incentive based pay for the Company's Chief Executive and other executive officers.

                             COMPENSATION COMMITTEE

                             Peter H. Forster, Chairman
                             Robert H. Castellini
                             John A. Haas

                                PERFORMANCE GRAPH

         The following table compares total shareholder returns for the Company over the last five years to the Nasdaq Transportation and the Nasdaq Composite Indices, assuming a $100 investment made on March 31, 1992.

Value of initial $100 Investment                  Mar-92    Mar-93    Mar-94    Mar-95    Mar-96    Mar-97
Comair Holdings, Inc.                             $100.00   $204.51   $176.30   $143.47   $438.27   $396.10
NASDAQ Composite Index (U.S. Domestic Only)       $100.00   $114.96   $124.09   $138.04   $187.43   $208.49
NASDAQ Transportation Index (U.S. Domestic Only)  $100.00   $114.72   $129.49   $122.99   $149.69   $149.33

                       COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

The following table discloses compensation for services rendered by the Company's Chief Executive Officer and the four other executive officers during the three fiscal years ended March 31, 1997.


                                                                                Long Term Compensation
                                                                                ----------------------
                                                        Annual Compensation       Awards       Payouts
                                                        -------------------       ------       -------
                                                                                Securities      LTIP       All Other
                                            Fiscal                              Underlying     Payouts    Compensation
Names and Principal Position                 Year      Salary ($)  Bonus ($)     Options         ($)         ($)
----------------------------                 -----     ----------  ---------     ---------    --------     -------
David R. Mueller........................     1997      $450,000    $296,110       96,253        --         $502,432(1)
Chairman and Chief Executive Officer         1996      $417,000    $280,224       92,700        --         $502,398
                                             1995      $366,000    $176,277       78,750     $ 62,322      $140,872

David A. Siebenburgen....................    1997      $290,000    $158,485       39,004         --        $362,433(2)
President and Chief Operating Officer        1996      $270,000    $145,152       40,725         --        $362,404
                                             1995      $252,000    $ 96,981       34,200     $ 21,455      $ 87,301

K. Michael Stuart........................    1997      $190,000    $ 43,890       18,750         --        $162,476(3)
Sr. Vice President, Aircraft Operations      1996      $175,000    $ 58,800       13,950         --        $162,258
                                             1995      $163,000    $ 38,892       11,475         --        $ 48,432

Charles E. Curran III....................    1997      $190,000    $ 72,884       18,750         --        $221,933(4)
Sr. Vice President, Marketing                1996      $178,000    $ 59,808       14,175         --        $222,239
                                             1995      $167,000    $ 40,182       11,475         --        $ 49,360

Randy D. Rademacher.....................     1997      $178,000    $ 68,281       18,750                   $132,468(5)
Sr. Vice President Finance and               1996      $155,000    $ 52,080       12,150         --        $132,258
Chief Financial Officer                      1995      $135,000    $ 30,619       31,950         --        $ 40,231

(1) Comprised of $500,000 of contributions by the Company to its Deferred Incentive Compensation Plan and $2,432 of contributions by the Company to the Comair Savings and Investment Plan.

(2) Comprised of $360,000 of contributions by the Company to its Deferred Incentive Compensation Plan and $2,433 of contributions by the Company to the Comair Savings and Investment Plan.

(3) Comprised of $160,000 of contributions by the Company to its Deferred Incentive Compensation Plan and $2,476 of contributions by the Company to the Comair Savings and Investment Plan.

(4) Comprised of $220,000 of contributions by the Company to its Deferred Incentive Compensation Plan and $1,933 of contributions by the Company to the Comair Savings and Investment Plan.

(5) Comprised of $130,000 of contributions by the Company to its Deferred Incentive Compensation Plan and $2,468 of contributions by the Company to the Comair Savings and Investment Plan.

                          OPTION GRANTS IN FISCAL 1997

The following table provides information on option grants in fiscal 1997 to the executive officers:

                                   Individual Grants
                       -------------------------------------------
                       Number of
                       Securities   Percent of Total                                  Potential Realized Value At
                       Underlying    Options Granted     Exercise                    Assumed Annual Rates of Stock
                       Options      to Employees In       Price       Expiration   Price Appreciation for Option Term
                       Granted         Fiscal Year       ($/Share)       Date             5%              10%
                       -----------  -----------------  ------------   ----------        -------          -----
David R. Mueller         96,253          32%              $23.708       04/14/06        $1,435,132       $3,636,920

David A. Siebenburgen    39,004          13%              $23.708       04/14/06        $  581,549       $1,473,766

K. Michael Stuart        18,750           6%              $23.708       04/14/06        $  279,563       $  708,469

Charles E. Curran III    18,750           6%              $23.708       04/14/06        $  279,563       $  708,469

Randy D. Rademacher      18,750           6%              $23.708       04/14/06        $  279,563       $  708,469

 AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND FISCAL 1997 YEAR-END OPTION
                                     VALUES

The following table provides information concerning exercises of stock options during fiscal 1997 by the executive officers. The table also shows the number and value of unexercised stock options at the end of fiscal 1997.

                                                       Number of Securities Underlying           Value of
                          Shares                            Unexercised Options           Unexercised In-The-Money
                        Acquired on        Value         At Fiscal 1997 Year-End (#)     Options at Fiscal Year-End
    Name                Exercise(#)      Realized($)    Exercisable    Unexercisable    Exercisable     Unexercisable
    ----                -----------     -------------   -----------    -------------    ------------    -------------
David R. Mueller          21,137         $427,712         99,675         217,528        $1,161,241       $1,589,183
David A. Siebenburgen     37,364         $763,557         43,819          92,160        $  509,721       $  696,344
K. Michael Stuart              0         $      0         19,509          36,974        $  249,077       $  238,239
Charles E. Curran III     18,998         $291,285              0          37,143        $        0       $  240,619
Randy D. Rademacher            0         $      0         31,509          56,549        $  484,957       $  485,700

The dollar values shown are calculated by determining the difference between the fair market value of the Company's Common Stock at the exercise date and the exercise price of the options. At the close of trading on March 31, 1997, the price per share of the Company's Common Stock was $21.75.

         The Company has an Employment Agreement with David R. Mueller. The base compensation under the Agreement is currently $500,000 and may be increased by the Compensation Committee.

         The Company also has an Employment Agreement with David A. Siebenburgen. The base compensation under the Agreement is currently $310,000 and may be increased by the Compensation Committee.

         The Employment Agreements for Messrs. David Mueller and David Siebenburgen are each for a term of three years, with the term automatically extending each year unless one of the parties to the Agreement gives notice not to extend the term. The Agreements also provide that if an Agreement is terminated by the Company or a change in control of the Company occurs, the Company is required to make a lump-sum payment equal to two years compensation for Mr. Siebenburgen and three years compensation for Mr. Mueller. The Agreements also provide that if Messrs. Mueller or Siebenburgen are terminated following a change in control of the Company, the covenant not to compete applicable to the terminated employee shall be null and void.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 ----------------------------------------------

         Delta Air Lines, Inc. owns approximately 21% of the Company's common stock. COMAIR is a designated "Delta Connection" carrier, operating all flights under the DL code. Under a marketing agreement, COMAIR is able to offer passengers joint fares, coordinated schedules for timely connections and Delta frequent flyer mileage. In return for set fees, Delta Air Lines, Inc. handles the Company's reservations and handles flights at some airport locations. Costs of these various services in fiscal 1997 were approximately $27,142,000. Accounts payable in the Company's March 31, 1997 financial statements included approximately $9,835,000 due Delta Air Lines, Inc. for these services.

         Trade receivables in the Company's March 31, 1997 financial statements include amounts due from Delta Air Lines, Inc. for transportation of passengers and cargo of approximately $7,822,000. Approximately 45% of COMAIR's passengers in fiscal 1997 connected with Delta Air Lines, Inc.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth the names of all persons who are known by the Company to be the beneficial owners (as defined in the rules of the Securities and Exchange Commission) of more than 5% of the outstanding shares of Common Stock of the Company:

Name and Address of                                                      Number of               Percent
Beneficial Owner                                                          Shares                 of Class
----------------                                                          ------                 --------
Delta Air Lines, Inc.                                                   9,365,625(1)               21.0%
1030 Delta Blvd.
Hartsfield Atlanta
International Airport
Atlanta, Georgia  30320

                                       16

FMR Corp.                                                               5,072,895(2)                11.4%
82 Devonshire Street
Boston, MA 02109

(1) Based on Form 5 report filed with the Securities and Exchange Commission in April 1997.

(2) Based on a 13G report filed with the SEC in February 1997.

                           RATIFICATION OF ACCOUNTANTS

         Arthur Andersen LLP has served as the Company's independent public accountants since shortly before its 1981 initial public offering. The Board has reaffirmed that selection for fiscal year 1998. Although not required by law, the Board is seeking shareholder ratification of its selection. An affirmative vote of a majority of shares represented at the meeting is required for ratification. If ratification is not obtained, the Board intends to continue the employment of Arthur Andersen LLP at least through fiscal 1998. Representatives of Arthur Andersen LLP are expected to be present at the meeting and have the opportunity to comment and respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

         Shareholders desiring to have proposals included in the Proxy Statement for the 1998 Shareholders' Meeting must submit their proposals to Comair Holdings, Inc. at its offices on or before March 1, 1998.

                                  OTHER MATTERS

         Any other matters considered at the meeting including adjournment will require the affirmative vote of the majority of shares voted.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:         PLEAS MARK
                                                                                YOUR VOTE AS   [X]
                                                                                INDICATED BY
                                                                                THIS EXAMPLE
1. To elect the following three persons as
   Class B Directors: David R. Mueller, David A. Siebenburgen,         3. To ratify the selection of Arthur Andersen
                               Raymond A. Mueller                         LLP as independent certified public
       FOR             WITHHOLD                                              accountants for fiscal 1998.
   all nominees        AUTHORITY        To withhold authority to vote for
listed to the right   to vote for all   any individual nominee, write that
(except as marked     nominees listed   nominee's name in the space below:
to the contrary)      to the right                                                    FOR    AGAINST   ABSTAIN
      [  ]              [  ]            -----------------------------------           [ ]      [ ]       [ ]

2. to approve amendments to the 1990 Stock                  Authority to transact such other business as may properly
   option Plan.                                             come before the meeting or any adjournment thereof.


     FOR     AGAINST     ABSTAIN
     [ ]       [ ]         [ ]                                                  This proxy when properly executed will be voted
                                                                                in the manner directed herein by the undersigned
                                                                                stockholder. If no direction is made, this proxy
                                                                                will be voted for the listed nominees and for
                                                                                proposals 2 and 3.
                                                                                                                             ,1997
                                                                                ---------------------------------------------

                                                                                --------------------------------------------------

                                                                                --------------------------------------------------

                                                                                Important: Please sign exactly as name appears
                                                                                hereon indicating, where proper, official position
                                                                                or representative capacity. In the case of joint
                                                                                holders, all should sign.

                                                                                      THIS PROXY IS SOLICITED ON BEHALF OF THE
                                                                                                 BOARD OF DIRECTORS.


                                                        FOLD AND DETACH HERE


                              COMAIR HOLDINGS, INC.

                            PROXY FOR ANNUAL MEETING

         The undersigned hereby appoints RAYMOND A. MUELLER and DAVID R. MUELLER, or either of them, proxies of the undersigned each with the power of substitution, to vote cumulatively or otherwise all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Comair Holdings, Inc. to be held August 12, 1997, at 10:00 a.m. (Eastern Daylight Time) at the Radisson Inn, Cincinnati/Northern Kentucky International Airport, Hebron, Kentucky and at any adjournment of such Meeting as specified on the reverse side on the matters described in the Company's Proxy Statement and in their discretion with respect to such other business as may properly come before the Meeting or any adjournment thereof.


                          (Continued on reverse side)


                              FOLD AND DETACH HERE